TRADEMARK LICENSE AGREEMENT



                                     BETWEEN

                                SELECT SPORT A/S

                                       AND

                    VARSITY SPIRIT FASHIONS & SUPPLIES, INC.

















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This TRADEMARK  LICENSE AGREEMENT (this  "Agreement") is made as of December 13,
2002, by and between

                                       Select Sport A/S
                                       46 Fabriksparken
                                       2600 Glostrup
                                       Denmark

                                       a Danish limited liability company
                                       (hereinafter "the Licensor")


and

                                       Varsity Spirit Fashions & Supplies, Inc.
                                       6745 Lenox Court
                                       Memphis, TN 38115
                                       USA

                                       an American corporation
                                       (hereinafter "the Licensee")

                   WHEREAS, the Licensor is the owner of the trademark "Select Sport" and the related identifying names and logos as further defined in Exhibit A hereto (in the future referred to collectively as "the Trademarks").

                   WHEREAS, the Licensee desires to obtain from the Licensor, and the Licensor is willing to grant to the Licensee, the right to utilize the Trademarks in connection with its business in the United States, its territories and possessions (hereinafter "Territory"), at the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, the parties hereby agree as follows:

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1. GRANT AND SCOPE OF LICENSE.

1.1 The Licensor hereby grants to the Licensee, and the Licensee accepts an exclusive license to utilize the Trademarks in connection with the advertising (in the Territory), manufacture (anywhere in the world) and sale (in the Territory) of certain sporting products and services ("the Exclusive Products"). The Exclusive Products are defined as:

a) soccer team uniforms, soccer jerseys, soccer shorts, soccer socks and goalkeeper apparel

b) team outerwear meaning tracksuits and fleece tops

c) coaching apparel, including shirts, shorts and jackets

d) other soccer apparel, including T-shirts, shorts, outerwear and fleece

e) accessories meaning sports bags, backpacks, caps, hats and coaches bags.

f) soccer footwear

g) organizing and operating soccer camps and events.

1.2 The Licensor hereby grants to the Licensee, and the Licensee accepts a non-exclusive license to utilize the Trademarks in connection with the advertising (in the Territory), manufacture (anywhere in the world) and sale (in the Territory) of certain sporting products and services ("the non-Exclusive Products").

       The non-Exclusive Products are defined as:

          a. soccer balls (only as set forth in specific Supply and Purchase Agreement between Select Sport America, Inc. and the Licensee and as approved by the Licensor)
          b.   water  bottles
          c.   ball bags
          d.   ball pumps
          e.   training vests
          f.   shin guards
          g.   goalie gloves.

       Hereinafter Varsity Exclusive Products and Varsity Non-Exclusive Products are sometimes referred to in total as "the Products" which term, however, does not include soccer balls supplied according to the above mentioned separate Supply and Purchase Agreement.

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       Balls  supplied  under the Supply and Purchase  Agreement will be Special
       Make Up (SMU) designs, and will carry "non-standard" Select ball graphics and names which will be submitted to Licensor for approval, such approval not to be unreasonably withheld. The Licensee's ball collection will not exceed six (6) current models in any product year, unless otherwise agreed to by Licensee and Licensor. Licensee's designs may not include an all-white model (i.e. without graphics). Licensee's use of SELECT on Licensee's SMU balls will be restricted to an acknowledgement on the valve panel, unless otherwise agreed to in writing by Licensee and Licensor.

1.3 The Licensee is hereby granted the exclusive right to sell and advertise the ExclusiveProducts in the Territory in all channels of trade except to mass merchandisers and warehouse clubs, but including via internet, when to the best of the Licensee's knowledge the customer is a within-the-Territory customer. The Licensee is granted the right to sell and advertise the Non-Exclusive Products in all channels of trade except at retail.

1.4 The Licensee is aware that the Licensor has entered into an agreement with TEE JAYS MFG. CO., INC. regarding the trademark Selec-T according to which the Licensor will not adopt, use or authorize anyone else to adopt or use the trademark Selec-T or any colourable imitation thereof or any mark similar thereto in sound, meaning or appearance. The agreement between the Licensor and TEE JAYS MFG. CO., INC. is attached hereto as Exhibit B. The Licensee, its agents, servants, and employees, shall respect all obligations incurred upon the Licensor according to the attached agreement. The Licensee is responsible for complying with said agreement and shall indemnify and hold harmless the Licensor and its officers, director, employees and agents from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgements, settlements, costs and expenses (including, without limitation, fees and expenses of counsel) which any of them may incur as a result of any claim or demand which may be brought against any of them arising in any way out of the non-compliance by the Licensee of obligations under said Agreement.

2. QUALITY

The Licensee acknowledges that selling products which are of inferior quality can have an adverse effect on the business reputation of the Licensor and the goodwill symbolised by the Trademarks licensed hereunder. Accordingly, the Licensee agrees that the nature and quality of all products offered and/or sold to the public under the Trademarks through the business of the Licensee shall at all times be such as to reflect favourably upon the Licensor, shall be equal to or better than the quality of products previously offered by the Licensor and shall respond in good faith to the Licensor's reasonable concerns with regard to such standards.

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3. QUALITY CONTROL

The Licensor has the right to visit the factory(ies) used by Licensee at its cost in order to enable the Licensor to control the quality of the Products.

In order to control the quality the Licensor shall approve reference samples before any mass scale production is initiated, such approval not to be unreasonably withheld. The reference samples shall be kept with the Licensor. The Licensor has the right to inspect at any time that manufactured products are in accordance with the reference samples. In the event any sample is not approved or disapproved by Licensor within seven (7) days from the Licensor's receipt of the sample, it will be deemed approved.

4. RESERVATION OF RIGHTS

The license granted by this agreement is an exclusive license, however, nothing contained herein shall prohibit the Licensor neither from licensing the Trademarks to one or more parties for use in connection with business related or unrelated to the business of the Licensee anywhere outside of the Territory nor from licensing the Trademarks to one or more parties for use in connection with the sale and marketing of other products than the Products within the Territory. Notwithstanding the foregoing, in order to maintain the quality of the trademark, the Licensor will not use or sell, or authorize others to use or sell, any products which bear the SELECT mark to be sold to mass merchants or warehouse clubs in the Territory. The Licensee disclaims any right to use the Trademarks in any way not in accordance with the express grants in Clause 1 above. Notwithstanding the foregoing, in the event any additional product categories become available for license or distribution in the Territory including the non-Exclusive Products herein, then the Licensee shall be granted an exclusive sixty (60) day right of first negotiation for such rights. Licensee however accept that this exclusive sixty (60) days right of first negotiation does not include negotiation of buying partly or all shares owned by the
Licensor in Select Sport America Inc., the company having the present distribution rights for Select balls in USA.




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5. ASSIGNMENTS

a. The Licensee may not assign or sublicense to any third party any of the rights granted to it under this Agreement without the prior written consent of the Licensor, except when said assignment is part of the sale of the overall business of Licensee. In the event that such sale is to a direct competitor of Licensor, Licensor and/or Licensee shall have the right to terminate this Agreement with a written notice of thirty (30) days. Upon such termination, royalties will remain due for the calendar year quarter whence such thirty (30) day notice was sent. Notwithstanding the foregoing, it is recognized that authorized manufacturers of Licensee shall not be considered sublicensees but nevertheless will be allowed to apply the Trademarks to the Products under Licensee's direction.

b. Licensee shall be notified within sixty (60) days before any change of control of Licensor and Licensee shall have the option, before the change of control, to extend this Agreement for a period of no less than five (5) years beyond the change-of-control date, on projected sales volumes consistent with Clause 11 below.

6. NOTICE TO THE PUBLIC

All products offered by the Licensee in the course of business hereunder shall be marked, labelled, packaged, advertised, distributed and sold in accordance with this Agreement, in accordance with all applicable laws, rules and regulations in the territory and in such a manner as will not tend to mislead or deceive the public. At the request of the Licensor, the Licensee shall cause to be placed in conjunction with the placement of the Trademarks on all materials used in connection with the business and made available to the public, appropriate notice which shall read substantially as follows:

                 "Manufactured under license from Select Sport A/S."

The actual wording and manner of presentation of said notice shall be mutually agreed to by the Licensee and Licensor, being sensitive to the aesthetic appeal of the product.

7. ACKNOWLEDGEMENTS OF THE LICENSEE

The Licensee hereby agrees and acknowledges as follows:

a) The Licensor is the sole and exclusive owner of the Trademarks and has the right to license the goods and services as set forth herein. Neither the Licensee nor any parent, subsidiary or affiliate of the Licensee shall (i) do any act which may in any way impair the rights of the

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       Licensor in and to the Trademarks, (ii) acquire or claim any right, title or interest in or to the Trademarks together with the goodwill related thereto by virtue of the license granted to Licensee hereunder or as a result of Licensee's use of the Trademarks as contemplated hereby, or
       (III) in any way challenge the validity of the Trademarks or Licensor's ownership thereof both during the continuance of the Agreement and thereafter. All use of the Trademarks shall inure solely to the benefit of the Licensor.

b) The Licensee shall not use or register or attempt to register any trademark or designation which may be in the sole judgement of the Licensor, the same or confusingly similar to the Trademarks, including, without limitation, any translation or transliteration of the trademarks.

c) The Licensee shall use the Trademarks in the style, design, manner and form shown in Exhibit A which is attached hereto and the Licensee shall not, without the prior written consent of the Licensor, use any Trademarks or portion thereof (i) in a form other than that attached hereto as Exhibit A, (ii) as a corporate name, trade name or any other designation used by it to identify its business on any sign or business document (including, without limitation, order forms, invoices, stationary and labels), or (iii) in any manner other than as permitted under this Agreement. If the Licensee desires to use the Trademarks in a style, design, manner or form other than that shown in Exhibit A, the Licensee shall first suggest the new use to the Licensor and obtain prior written consent to use same (which consent shall be provided at the sole discretion of the Licensor). Notwithstanding the foregoing, it is agreed that Licensee may use and register in its own name a domain name approved in writing in advance by Licensor, incorporating the word "Select" and link such website to its varsity.com or other website of Licensee. The right to use or maintain the domain name shall be co-terminous with this Agreement.

d) The Licensee agrees that all uses of the name and reproductions of the logo shown in Exhibit A will be accompanied by the symbol " R " or "(TM)", as designated from time to time by the Licensor.

e) The Licensee agrees to adopt as soon as practical from a business standpoint, and within no more than six (6) months from receipt of written notice, any changes in the style, design or forms and manner of use of the Trademarks as may be required by the Licensor.




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8.     INFRINGEMENT

8.1    Identification of infringement

       Licensee shall promptly notify the Licensor of any instance which comes to the Licensee's attention of possible infringement, illegal use, misuse or misappropriation of any of the Licensor's rights to the Trademarks. The Licensee shall promptly co-operate with the Licensor and provide such assistance as shall be requested by the Licensor, at Licensor's cost, in all respects in identifying instances of possible infringement of any right of the Licensor.

8.2    Prosecution of infringement actions

       The Licensor may, but shall have no obligation to, sue third parties alleged by the Licensee to be infringing the trademarks. The Licensee shall undertake no action to protest or remedy such infringement without the prior written consent of the Licensor. In any action brought by the Licensor, (i) the Licensor shall retain full control thereof, including the settlement or other disposition of the action, and (ii) any recovery shall be for the account of the Licensor. The Licensee shall, at the Licensee's own expense, lend such co-operation and assistance to the Licensor in the prosecution of such infringement suit as the Licensor shall reasonably request, provided, however, that the Licensor shall reimburse the Licensee for the reasonable out-of-pocket expenses incurred by the Licensee in providing such co-operation and assistance whether or not the Licensor is successful in any such action. If the Licensor elects not to bring an action, the Licensee may bring such an action on behalf of the Licensor upon receipt of prior written consent from the Licensor and at the Licensee's sole expense. In such event, Licensor will cooperate and assist to the extent necessary, and Licensee shall be reimbursed for its expenses including legal fees and expert and investigator fees, if any, from any recovery, the remainder of which would be paid to Licensor.

9. COMPLIANCE WITH LAWS AND INDEMNITY

9.1    Compliance with laws

       The Licensee represents and warrants to the Licensor that the Licensee shall comply with any and all applicable laws, rules and regulations and any applicable safety standards in the Licensee's exercise of its rights under this Agreement,





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9.2    Child labour etc.

       The Licensee represents and warrants to the Licensor that the Licensee, including any subcontractor or supplier to the Licensee, shall refrain from using child labour in the manufacture of products under this Agreement or in any other way in connection with the Licensee's exercise of its rights under this Agreement, irrespective of whether the use of child labour is or is not in compliance with the laws and regulations of the country of manufacture.

       The above representation and warranty shall also cover other conditions which may be considered unacceptable or give rise to criticism from an ethical or moral point of view, including, but not limited to, inhumane working conditions.

       If there is doubt as to whether certain conditions may be unacceptable or subject to criticism from an ethical or moral point of view, the Licensee shall consult with the Licensor prior to initiating any action which will involve such conditions.

9.3    Indemnity

       The Licensee assumes full responsibility for the conduct of business under this Agreement and shall indemnify and hold harmless the Licensor and its officers, director, employees and agents from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgements, settlements, costs and expenses (including, without limitation, fees and expenses of counsel) which any of them may incur as a result of any claim or demand which may be brought against any of them arising in any way out of the exercise by the Licensee of its rights under this Agreement, including, without limitation, claims alleging (i) negligence in connection with the business of the Licensee, (ii) the infringement by the Licensee of any patent, process, trade secret, copyright or trademark (other than claims directly relating to the Licensee's authorized use of the Trademarks licensed hereby), or (iii) any design, manufacturing, handling or other defects or any inherent danger in the conduct of the Licensee's business. The Licensee's obligations to indemnify the Licensor pursuant to this section shall survive any termination of the Agreement.

       With respect to any claim by a third party relating to the Licensee's use of the Trademarks licensed herein, the Licensor assumes full responsibility for the conduct of business under this Agreement and shall indemnify and hold harmless the Licensee and its officers, director, employees and agents from and against any and all losses, liabilities, claims, charges, actions, proceedings, demands, judgements, settlements, costs and expenses (including, without limitation, fees and expenses of counsel) which any of them may incur as a result of any claim or demand which may be brought against any of them arising in any way out of the exercise by the Licensee of its rights under this Agreement.


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9.4    Insurance

       The Licensee shall carry and maintain at its own cost and expense, with a responsible insurance carrier acceptable to the Licensor, product liability, advertising claims and general liability insurance in an amount not less that $ 1,000,000 per claim or suit at all times during which the Trademarks are being used in connection with the Licensee's business, and shall name the Licensor as an additional named insured on each such policy. Such coverage shall apply no matter when any such claim or suit is asserted, and by its terms may not be terminated or modified without at least 20 days prior written notice to the Licensor. This insurance may be obtained by the Licensee in conjunction with a policy which covers business other than business in connection with this agreement. The Licensee shall from time to time upon reasonable request by the Licensor, promptly furnish to the Licensor evidence, in form and substance satisfactory to the Licensor, of the maintenance of the insurance, including, without limitation, copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments. An indemnified party shall provide written notice of any claim hereunder, and the Licensee (or its insurer) shall have the option to undertake the defence of such claim.

9.5    Warranty

       In no event shall the Licensor be liable to the Licensee for any damages, whether direct or indirect, consequential or otherwise, arising out of or in connection with this Agreement or the goods or services bearing the Trademarks or any similar mark either during or after the term of this Agreement,

       a.  except as set forth in 9.3, and

       b. except for unwarranted termination according to Clause 15 below in which event the common Danish rules relating to damages for breach of contract shall apply.

10. EFFECTIVE DATE

This Agreement shall become effective on the date of execution by the second party.

The Agreement will terminate on December 31, 2005, unless the parties have agreed to prolong the Agreement.

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The Licensee has an option to extend the Agreement for a further period of up to five (5) years beyond December 31, 2005, if the Licensee has not at any time during the lifetime of the Agreement been in material default. Notice of prolongation must be given to the Licensor not later than June 1, 2005, and state the period of extension. If the Licensee chooses not to extend for a full period of five years, the Licensee will not at a later time be able to extend the Agreement for the full period of five years.

In the notice of extension Licensee will commit to a minimum sales target for the succeeding years. The sales target must not be below the projected sales stated in Clause 11 below.

11. PROJECTED SALE

As from the year 2003 and until 31 December 2010 the Licensee projects to sell for the following amounts:

2003:            $    500,000
2004:            $  1,000,000
2205:            $  2,000,000
2006:            $  3,000,000
2007:            $  4,000,000
2008:            $  5,000,000
2009:            $  6,000,000
2010:            $  7,000,000

The projected sales amount is calculated on basis of the net invoiced sales of the Products exclusive of all government levies and other duties.

12. PAYMENT

By way of lump sum payment in consideration for entering this Agreement the Licensee pays at the time of signature of this Agreement an amount of $ 250,000 to the Licensor to be held in trust by Licensor's attorneys until the Agreement is signed by Licensor. In the event of non-execution by Licensor the amount of $ 250,000 will be refunded to Licensee.

Furthermore, the Licensee shall pay to the Licensor a royalty of 4 per cent on the net invoiced retail sales.

"NET INVOICED SALES" means the gross invoice price of the Products sold, shipped or otherwise disposed of by Licensee, less deductions for:

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                                       12

a) where shown on the invoice, freight costs, and taxes which are paid to any governmental authority in respect to the supply of the Products;

b)     credits and allowances given for returned or defective Products;

c) where shown on the invoice, allowances, quantity or other discounts actually granted, or chargebacks;

d) sales of Products to the Select US ball distributor for their use in brand promotional activities.

For the sake of clarity, Products that are provided Free of Charge by Licensee for promotional, sales or marketing purposes are not subject to Royalty. Also, Select soccer balls purchased from the Select ball distributor, or from Select Sport A/S are not subject to Royalty.

If the annual sales exceed $ 10,000,000, the incremental royalty rate will be reduced to 3 per cent on sales above $ 10,000,000, but with 4 per cent up to $ 10,000,000.

Even if the Licensee does not sell the amount of products envisaged above the Licensee shall still pay a minimum royalty based on 75 per cent of the projected royalties meaning that the Licensee for each of the years shall pay the following minimum royalty fees irrespective of actual sales:

2003:                                     $  15,000
2004:                                     $  30,000
2005:                                     $  60,000
2006:                                     $  90,000
2007:                                     $ 120,000
2008:                                     $ 150,000
2009:                                     $ 180,000
2010:                                     $ 210,000

Payment of the minimum royalty fee must be effected each year in four (4) equal instalments by the end of each quarter, i.e. March 31, June 30, September 30, and December 31. No later than 60 days after the end of each calendar year, the Licensee will provide to the Licensor a statement prepared by the Licensee's certified public accountant documenting the sales for the previous calendar year. The annual royalty fee based on this statement - with the deduction of the already paid minimum royalty fees - must be paid at time of presentation of this statement.

The Licensor has the right to let its own certified public accountant check the statement from the Licensee. The Licensee is obliged to give the Licensor all requested information in order to calculate the royalty amount.

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                                       13

In the event that royalties are not paid within 60 days after each calendar year, the Licensee shall pay interests with 1.5 per cent per month from the due date and until payment takes place. The royalty must be paid without any deduction for taxes of whatever kind.

13. SPORT BALLS

It is understood that Sport Balls for sale by Licensee in the Territory are to be purchased from the then-current U.S. distributor thereof, if any. If for any reason the then-current distributor cannot deliver such balls within a reasonable time, then Licensee may, with the approval of Licensor, not to be unreasonably withheld, arrange for manufacture and purchase of the balls bearing the Trademarks either directly from the then-current distributor's source or, if not available, then elsewhere (subject to the further terms of any agreement between Licensee and the then-current distributor, if any).

14. FORCE MAJEURE

14.1 The obligations under this Agreement shall be subject to Acts of God, wars, whether declared or not, riots, civil commotions acts, orders or requests of any government or local authority, strike, lock-outs, fire, lacking or deficient supply of raw material, accidents in manufacture, or any other cause beyond the control of the parties.

14.2 If either party under this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by such force majeure events, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, then the party so prevented or delayed shall be excused the performance or punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

14.3 If by virtue of the preceding sub-clause either party shall be excused the performance or punctual performance of any obligation for a continuous period of one (1) month, then the parties shall consult together with a view to agreeing what action should in the circumstances be taken and what amendments to the terms of this Agreement ought to be made, if any.

14.4 If at any time before the Agreement is wholly terminated under this article, the party who has been excused the performance of any of its obligations in accordance with the preceding provisions of this article receives a written notice from the other party that such other party wholly waives its right to receive further performance of that obligation, then the Agreement shall not be terminated but shall remain in force subject to such waiver as aforesaid.

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                                       14

15. TERMINATION

15.1    Right to terminate

        The licence granted under this Agreement may be terminated by the Licensor by written notice to the Licensee if the Licensee shall be unable to pay its debts when they become due, make an assignment for the benefit of creditors, file any petition or have any petition filed against it under the bankruptcy or insolvency laws of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or insolvent.

15.2    Termination by Licensee

        In the event of material default by the Licensor hereunder, the Licensee may give the Licensor written notice thereof and demand correction, and if said correction is not made and demonstrated to the Licensee's satisfaction within thirty (30) days of such demand, the Licensee may terminate the Agreement.

15.2    Termination by default

        In the event of material default by the Licensee hereunder, the Licensor may give the Licensee written notice thereof and demand correction, and if said correction is not made and demonstrated to the Licensor's satisfaction within 30 days of such demand, the Licensor may terminate the Agreement.

15.3    Effects of termination or expiration

        If this agreement expires or is terminated for whatever reason and irrespective whether termination is effected by the Licensor or the Licensee, the Licensee shall immediately take steps to cease all use of the Trademarks for any purpose and shall completely cease use of the Trademarks within sixty (60) days of such termination. Within that time period, at the Licensor's option, the Licensee shall destroy or furnish to the Licensor all printed materials bearing the Trademarks, for destruction by the Licensor, and warrant in writing that all use has ceased.

        The Licensee shall have a period of six (6) months following termination to sell-off or otherwise dispose of inventories of products that carry any of the Trademarks.

        On the date of termination the rights to the Trademark belongs to the Licensor who may in any way dispose of the Trademarks.

16. GENERAL

16.1    Relationship between the Licensor and the Licensee

        Nothing set forth in this Agreement shall be construed to constitute the Licensee as the partner, employee or agent of the Licensor, nor shall either party have any authority to bind the other in any respect, it being intended that each party shall remain an independent contractor responsible only for its own actions.

16.2    Notices

        Except as otherwise set forth herein, any agreement, approval, consent, notice, request or other communication required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered by hand or by courier, (ii) when ten (10) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested,
        (iii) when three (3) days have elapsed after its transmittal by a nationally-recognised over-night courier such as Federal Express to the address set forth below, or (iv) immediately upon transmittal by facsimile to the number set forth below, in each case, with a copy provided in the same manner and at the same time to the copy recipients shown below:

        To Licensor:

               Select Sport A/S
               46 Fabriksparken
               2600 Glostrup
               Denmark
                 Tel.: (45) 43 96 96 66
                 Fax: (45) 43 43 25 50

        To Licensee:

               Ian McLaren
               Varsity Spirit Fashions & Supplies Inc.
               6745 Lenox Court
               Memphis, TN 38115
               USA
                 Tel.:  (901) 251 5877
                 Fax:  (901) 251 5886

        With a copy to:
               Arlana S. Cohen, Esq.
               St. Onge Steward Johnston & Reens LLC 986 Bedford Street Stamford, CT 06905
               USA
               Tel.:  (203) 324-6155
               Fax:   (203) 327-1096

        or to such other address as the recipient party shall have designated by notice so given.

16.3    Entire Agreement

        This Agreement, including the Exhibits referenced herein, constitutes the entire agreement of the parties relating to its subject matter and supersedes all prior oral or written understandings or agreements relation thereto. No promise, understanding, representation, inducement, condition or warranty not set forth herein has been made or relied upon by either party hereto.

16.4    Amendments

        This Agreement may not be amended, modified or cancelled except by a written instrument executed by both parties.

16.5    Binding effect

        This Agreement shall be binding upon and shall inure to the benefit of the Licensor and the Licensee any and all parent companies and/or subsidiaries as applicable.

16.6    Waiver

        No waiver of, acquiescence in or consent to any breach of or default under this Agreement shall be deemed a waiver of, acquiescence in or consent to any other breach or default occurring at any time.

16.7    Severability

        If any provision of this Agreement, or the application of the provision to any person or circumstance, is held to be inconsistent with any present or future law, ruling, rule or regulation or any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be modified to the minimum extent necessary to comply with such law, ruling, rule or regulation, and the reminder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected. If any provision is determined to be illegal, unenforceable or void, and if the remainder of this Agreement shall not be affected by such determination and is capable of substantial performance, then such void provision shall be deemed rescinded and each provision not so affected shall be enforces to the extent permitted by law.

16.8    Governing law

        This Agreement shall be governed by and construed in accordance with the laws of Denmark.

        Any and all disputes, controversies and claims arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The place of venue shall be London.

        The arbitration award shall be final and binding upon the parties. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such arbitration, suit or proceeding and irrevocably submits to the jurisdiction of any such arbitration in any such action, suit or proceeding.

        Notwithstanding the foregoing, neither party waives the right to seek prohibitory injunction pertaining to this Agreement or the transactions contemplated thereby. In particular, without limiting the foregoing, Licensor shall have the right to seek prohibitory injunction without pledging of security in the event that Licensee continues the use of the Trademarks after the termination or expiration of this Agreement.

        Unless the parties agree otherwise, the arbitration proceedings shall be conducted in the English language. The arbitration award shall be final and binding upon the parties.

16.9    Counterparts

        This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

16.10   Headings

        The headings in this Agreement are for reference purposes only, do not constitute a part of this Agreement and shall not affect its meaning or interpretation.

16.11   Confidentiality

        Each of the parties hereto agrees not to disclose the terms and conditions of this Agreement to any third party (except as required by law) without the prior written consent of the other party.





IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by their duly authorized representatives.




 /s/ Peter Knap                        /s/ John M. Nichols
------------------------------        ----------------------------------------
Select Sport A/S                      Varsity Spirit Fashions & Supplies, Inc.